EXHIBIT 23.1         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of February 23, 2008 on the audited financial statements of Trivest Acquisition Corp. as of February 15, 2008, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.s


Very truly yours,

/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA
Chula Vista, CA 91910
February 23, 2008



         Registered with the Public Company Accounting Oversight Board